Exhibit 99.1

Dated 4/12/89

TRUST DEED

CONSTITUTING THE

ALLERGAN IRISH SHARE PARTICIPATION SCHEME

BETWEEN

ALLERGAN INC.

AND

PENSION AND INVESTMENT CONSULTANTS LIMITED

AS TRUSTEES

THIS TRUST DEED is made the 4th day of December

One thousand nine hundred and eighty-nine

BETWEEN :-

(1)

ALLERGAN INC. whose registered office is at Corporate Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware, 19801, U.S.A. (hereinafter referred to as “the Principal Company”) and

(2)

PENSION AND INVESTMENT CONSULTANTS LIMITED (registered in Ireland [ILLEGIBLE] 40420) whose registered office is at Hyde House, 65 Adelaide Road Dublin 2 (hereinafter called “the Trustees” which expression shall include the trustee or trustees for the time being hereof)

WHEREAS

(A)

By a resolution of the Board of Directors of the Principal Company (as hereinafter defined) passed on November 24th 1989 the Directors determined to establish the Allergan Irish Share Participation Scheme, as an employees’ share scheme which is to be approved by the Revenue Commissioners in accordance with Chapter IX of Part I of the Finance Act 1982.

(B)	The Trustees have agreed to act as the first trustees of the Scheme.

NOW THIS DEED WITNESSETH and it is hereby agreed as follows :-

1. (a)	IN this Deed unless the context otherwise requires:-

(i)	“the Scheme” means the Allergan Irish Share Participation Scheme” established by this Trust Deed and the Rules as from time to time in force;

(ii)

the “Rules” mean the Rules set out in the first Schedule hereto, which shall be deemed to include the Second and Third Schedules hereto, with, and subject to, any modifications, alterations, amendments, or extensions thereto for the time being in force;

(iii)	“Share Fund” means all Scheme Shares for the time being held by the Trustees;

(iv)

“Residual Fund” means all moneys or Ordinary Shares directed to be held as part of the Residual Fund or for which no specific provision is made (other than under Clause 13) and the income (if any) arising therefrom all of which shall be held in accordance with Clause 13;

(v)	other words and expressions defined in the Rules shall bear the same meanings herein where the context so admits and the provisions of Rule 1 shall be deemed to be incorporated herein.

(b)	The Allergan Irish Share Participation Scheme is hereby established.

2. (a)	Each Participating Company shall pay to the Trustees the amount due from it pursuant to Rule 3 for the purpose of the acquisition of Ordinary Shares by the Trustees in accordance with the Scheme together with any other amount required to cover any costs, charges and expenses incurred in such acquisition and any other expenses and charges incurred by the Trustees in the operation of the Scheme.

(b)

Each Participating Company shall provide the Trustees with all information which is necessary for the purposes of the Scheme and the Trustees shall be entitled to rely on such information in good faith without further enquiry.

(c)

Subject as hereafter provided the Trustees hereby covenant with each Participating Company to apply such sums received for that purpose in the acquisition in accordance with the Rules of Ordinary Shares and to hold the same once appropriated upon trust for the respective Participants entitled thereto subject to the provisions of the Scheme.

(d)	The Trustees shall in accordance with Rule 3(h) sell or hold so many of the Ordinary Shares acquired by them and which have not been appropriated.

(e)	The Trustees shall hold
(i)	the net proceeds of any sale made pursuant to paragraph (d) above; and

(ii)	any income therefrom, to be applied in accordance with Clause 13.

3.	THE Trustees shall hold Scheme Shares upon trust for the benefit of the Participants to whom Scheme Shares have been appropriated in accordance with the Rules provided always that the Trustees

(a)

shall not dispose of any Scheme Share whether by transfer to a Participant or otherwise before the end of the Period of Retention applicable thereto except in the circumstances mentioned in Section 52(3) (a) (b) or (c) of the Act; and

(b)	shall not dispose of any Scheme Share after the end of the Period of Retention and before the Release Date applicable thereto except

(i)	pursuant to Rule 4 (a) and

(ii)	by a transaction which would not involve a breach of that Participant’s obligations under Section 52(1) (c) or (d) of the Act; and

(c)

shall deal with any rights conferred in respect of Scheme Shares to be allotted other shares, securities or rights of any description in accordance with Paragraph 13(2) of the Third Schedule of the Finance Act, 1982 (as amended).

4.

SUBJECT to any such direction as is referred to in Section 54(3) of the Act, the Trustees shall pay over to a Participant any money or money’s worth received by them in respect of or by reference to any of his Scheme Shares other than money consisting of a sum referred to in Section 52(1)(c) of the Act or money’s worth consisting of New Shares within the meaning of Section 55 of the Act.

5.	AS soon as practicable after any Scheme Shares have been appropriated to a Participant the Trustees shall give him notice in writing of the appropriation:-

(a)	specifying the number and description of those shares; and

(b)	stating their Initial Market Value and their Appropriation Date.

6.

THE Trustees shall prepare and keep all such accounts and records as may be required for the purpose of the Scheme and shall once at least in every year submit accounts to the Principal Company and the Principal Company may cause such accounts to be made up and audited by qualified accountants. In particular the Trustees shall:-

(a)	maintain such records as may be necessary to enable them to carry out their obligations under Chapter IX of Part I of the Act; and

(b)	inform a Participant who becomes liable to income tax under Schedule E in relation to the operation of the Scheme of any facts of which they are aware relevant to the determination of that liability.

7. (a)

The Directors may at any time direct that any Subsidiary, not being a party to this Deed but otherwise eligible to be a Participating Company, shall, upon entering into a Deed supplemental hereto in such form as the Directors and the Trustees shall require, become bound by the provisions hereof; or

(b)	A Participating Company may by Deed declare that it shall no longer be bound by the provisions of this Deed and shall thereupon cease to be a Participating Employer.

8.

THE Trustees shall not be liable to satisfy any monetary obligations under the Scheme (including but without prejudice to the generality of the foregoing any monetary obligations to Participants) beyond the sums of money (including income) from time to time in their hands or under their control as Trustees of the Scheme and properly applicable for that purpose provided that the Trustees shall be liable for any liability to tax properly incurred by the Trustees in the course of the operation of the Scheme.

9. (a)	THE costs, charges, expenses and other liabilities of the establishment of the Scheme and of the preparation and execution of this Deed shall be borne by the Participating Company.

(b)

All costs, charges, expenses and other liabilities of, and incidental to, the administration, operation and determination of the Scheme (including any remuneration of the Trustees and any tax or duty for which the Trustees may be accountable to the Revenue Commissioners arising from or in connection with the Scheme) shall be borne by the Participating Companies in proportion to the number of Scheme Shares for the time being appropriated to their respective Participants or otherwise as the Directors may determine if and to the extent that the same cannot properly be paid by the Trustees out of funds in their hands available for the purpose. Provided that the Trustees shall be liable for any liability to tax, properly incurred by the Trustees, in the course of the operation of the Scheme.

10. (a)

THE Principal Company and each Participating Company hereby covenants with the Trustees jointly and severally that it will at all times hereafter keep each of them and each of their estates and effects fully indemnified and saved harmless against all claims, losses, demands, actions, proceedings, charges, expenses, costs, damages, taxes, duties and other liabilities that may be suffered or incurred by them or by any of them in connection with the Scheme in any manner whatsoever but without prejudice to the provisions of this Deed and so that no Trustee shall be indemnified hereunder or exonerated in respect of any fraud, wilful default or negligence on his part and in addition the Trustees shall have the benefit of all indemnities conferred upon trustees generally by law.

(b)

In the professed operation of the Scheme and of these trusts no Trustee shall be liable for any loss arising by reason of any mistake or omission made in good faith by him or by reason of any other matter or thing including the fraud, negligence or default of another Trustee, nominee, agent (whether or not the employment of such agent was strictly necessary or expedient), officer or other delegate unless fraudulent, in wilful default or negligent himself.

11. (a)	THE Principal Company and each Participating Company hereby declares and confirms the independence of the trustees in the exercise of all their functions and obligations under the Scheme and undertakes that it shall not seek to influence them in any manner. The Trustees shall administer the Scheme impartially and in strict accordance with the Trust Deed and Rules hereof.

(b)

The Trustees shall comply with any directions given by the Directors pursuant to the Trust Deed and Rules and shall not be under any liability in respect thereof to any Participating Company or to any Participant.

12. (a)

ANY Trustee may retire from the trusts hereby constituted at any time by giving to the Principal Company and the remaining Trustees (if any) written notice and the Principal Company shall accept such written notice within the following three months and the retiring Trustee shall thereupon retire and shall not be responsible for any costs occasioned by such retirement.

(b)

Where a body corporate is acting as sole Trustee the Principal Company may by resolution of the Directors, with the prior written approval of the Revenue Commissioners, remove that Trustee from office and forthwith upon the passing of such resolution such removal shall be immediately effective.

(c)

The Directors may by Deed appoint a new Trustee or Trustees in place of any Trustee or Trustees who retire or are removed from office under sub-clause (a) or sub-clause (b) of this Clause and may by Deed appoint an additional Trustee or Trustees.

(d)	The minimum number of Trustees shall be three unless a body corporate shall be a Trustee in which case that body corporate may be sole Trustee.

(e)

If the Directors shall not appoint a new Trustee or new Trustees with effect from the date of expiry of the notice referred to in sub-clause (a) of this Clause the Trustees may exercise such power by executing an instrument in writing signed by them as is necessary to appoint a new Trustee or new Trustees.

(f)	The Trustees shall be resident in the Republic of Ireland for the purposes of the Taxes Acts.

13.	THE Trustees shall hold and apply the Residual Fund as follows:-

(i)	in paying the costs, charges and expenses incurred in the operation of the Scheme as they in their absolute discretion shall determine; and

(ii)

subject thereto, if so instructed by the Directors in accordance with Rule 3 to acquire Ordinary Shares and to hold the same until they are appropriated in accordance with the provisions of the Scheme; and

(iii)

subject as aforesaid any moneys at any time which are not immediately required to be applied by the Trustees in a particular manner may be placed on deposit (either with or without interest) with any bank or other deposit taking institution in Ireland as the Trustees may determine; and

(iv)

upon the determination of the Scheme and to the extent that the Residual Fund has been applied as aforesaid the Trustees shall convert the Residual Fund to moneys and shall pay or transfer any moneys then comprised in the Residual Fund to any companies which at the date of such determination were Participating Companies in proportion to the total moneys provided by each of them to the Trustees.

14.	(a)	ANY Trustee being an individual shall be entitled to receive and retain as remuneration for his service hereunder such sum or sums as may from time to time be agreed with the Company.

(b)

Any Trustee, being a solicitor, accountant, stockbroker, or engaged in any other profession or business, shall be entitled to be paid all reasonable professional or proper charges for services rendered including acts which such Trustee, not being engaged as aforesaid, could have done personally.

(c)

Any Trustee, being a body corporate, (whether or not a trust corporation) may charge and be paid such reasonable remuneration or charges as shall from time to time be agreed in writing between the Company and such body corporate and any such body corporate (being a bank) shall be entitled (without being liable to account for any profit or advantage so obtained) to act as banker and perform any services in relation to the Scheme on the same terms as would be made with a customer in the ordinary course of its business as banker.

15.

ANY Trustee, otherwise eligible to be a Participant, may be so and may retain for his absolute benefit all the interest to which he is entitled as a Participant in any Scheme Shares acquired or received for him and any other money or money’s worth accruing to him as such and exercise all rights to which he is entitled as a Participant.

16.

ANY Trustee, who shall be or become a director of or holder of any other office or employment in any Participating Company, may retain for his own absolute benefit any fees or remuneration received by him in connection with such office or employment notwithstanding that his appointment to or retention of such office or employment may be directly or indirectly due to the exercise or non-exercise of any votes in respect of shares or other securities in the Company held by the Trustees or other persons on their behalf under the trusts of the Scheme.

17.

NO Trustee, nor any holding company of a corporate Trustee, nor any subsidiary of such holding company, nor any director or officer of a body corporate acting as Trustee shall be precluded from underwriting, purchasing, holding, dealing in and disposing of any stock, shares or other securities whatsoever of any Participating Company or any subsidiary or holding company thereof or any subsidiary of any such holding company or from otherwise at any time contracting or entering into any insurance, financial or other transaction with any such company or being interested in any such transaction or accepting and holding the trusteeship of any debenture stock or other securities of any such company neither shall such Trustee be liable to account for any profit made by him thereby or in connection therewith; provided, however, that no Trustee shall purchase the stock, shares or other securities of the Principal Company without the prior written consent of the Secretary or Assistant Secretary.

18.	(a)	IN the event of the appointment of Trustees other than a body corporate as sole Trustee:-

(i)

the Trustees (which in this Clause shall include the duly authorised officer of a body corporate which is a Trustee) may at any time but shall at least once in every year meet together for the despatch of business and may adjourn and otherwise regulate their meetings as they think fit and the Trustees may elect one of their number to be chairman of their meeting provided that in the event of equality of votes on the election of a chairman he shall be chosen by lots;

(ii)

all business brought before a meeting of the Trustees shall be decided by a majority of the votes of the Trustees present and voting thereon and, in the case of equality of votes, the chairman of the meeting shall have a second or casting vote;

(iii)

a resolution in writing signed by all of the Trustees shall be as effectual as if it had been passed at a meeting of the Trustees and may consist of one or more documents in similar form each signed by one or more of the Trustees; and

(iv)	two Trustees present at a meeting of the Trustees of which notice has been given to all Trustees shall form a quorum.

(b)	The Trustees shall cause proper minutes to be kept and entered in a book provided for the purpose of all their resolutions and proceedings and any such minutes shall be signed by the chairman of the next succeeding meeting.

19.	(a)

Subject to sub-Clause 9(b) the Trustees may, in any particular case or cases, decide not to commence or pursue proceedings for the recovery of any moneys due to them from any Participant and shall not be responsible for any loss incurred by their so doing.

(b)

Valid and effectual receipts and discharges for any moneys or other property payable, transferable, or deliverable to the Trustees or any of them may be given by a Trustee who is a body corporate or by any one Trustee to whom such duty may have been delegated pursuant to sub-Clause (d) below or by any person from time to time nominated by the Company and authorised in writing for the purpose by all the Trustees.

(c)

The Trustees may from time to time appoint for the proper administration and management of the Scheme such secretarial or executive officers or staff or other persons as they consider desirable and the Directors shall approve on such terms as they think fit.

(d)	The Trustees may from time to time in writing delegate any business and the exercise of any of the duties imposed on them by the Scheme to any one or more of their number.

(e)	The Trustees may employ and pay for the services of such

registrars, solicitors or other professional or business advisers as they consider desirable to advise on any business to be done in connection with the Scheme or for the proper administration and management of the Scheme or otherwise in connection therewith.

(f)

The Trustees may at any time cause any part of the trust property to be deposited for safekeeping with any one or more of the Trustees or any other persons (including any company or corporation) on behalf of the Trustees and may pay any expenses in connection therewith.

(g)

The Trustees shall not be liable or responsible for any loss to the trust property which may be occasioned as a result of the exercise of the foregoing powers except to the extent that such loss arises as a result of any fraud, wilful default or negligence on the part of such Trustees.

20.	(a)

THE Principal Company with the concurrence of the Trustees may at any time and from time to time, in the case of this Deed, by deed supplemental hereto and, in the case of the Rules, by resolution of the Directors modify, alter, amend or extend the Scheme in any respect (such modification, alteration, amendment or extention being referred to in this Clause as an “amendment”) provided that

(i)	no amendment shall alter to the disadvantage of a Participant his rights in respect of any Scheme Shares appropriated before the date of such amendment;

(ii)	no amendment shall be made which would or might infringe any rule against perpetuities or which could result in the Scheme ceasing to be an employees’ share scheme;

(iii)	no amendment shall take effect unless the prior written approval of the Revenue Commissioners to the Scheme as amended thereby shall have first been obtained.

(b)

The Directors may, by resolution, subject to proviso (ii) of sub-Clause (a) of this Clause but notwithstanding the remaining provisions of that sub-clause and without otherwise obtaining the prior approval thereto of any other person, modify or alter or amend the Scheme in any way which may be necessary in order to secure the initial approval of the Scheme by the Revenue Commissioners under Chapter IX of Part I of the Act, and the Third Schedule to that Act.

(c)

Any amendment made in accordance with the provisions of this Clause shall be binding upon all persons from time to time interested in the Scheme including any company which from time to time is or becomes bound by this Deed.

21.	THE Scheme and the trusts hereby created shall be determined on the happening of either of the following:-

(i)	the date on which the Directors resolve to terminate the Scheme which they shall be entitled to do only on a date on which there is no Scheme Share; or

(ii)	the expiry of twenty one years after the death of the last survivor of the issue living on the date of this Deed of the late King of England George VI.

22.

Neither the Principal Company nor the Trustees shall be obliged to perform any obligation under this Deed or the Rules to the extent that such action would be contrary to any enactment or Exchange Control or other regulation for the time being in force in the Republic of Ireland.

23.	THIS Deed shall be governed by and construed in accordance with the Law of the Republic of Ireland.

IN WITNESS whereof the Deed has been sealed by each of the parties the day and year first before written.

Present when the Common Seal of ALLERGAN INC. was affixed hereto
Senior Vice President, Human Resources
Senior Vice President, General Counsel / Secretary

Present when the Common Seal of PENSION AND INVESTMENT CONSULTANTS LIMITED was affixed hereto
Director
Secretary

THE FIRST SCHEDULE

RULES OF THE

ALLERGAN IRISH SHARE PARTICIPATION SCHEME

1.	Definitions

In these Rules and in the Trust Deed:-

(a)	the following words and expressions shall have the following meanings:-

“Act”	the Finance Act 1982 (as amended)

“Appropriate Percentage”	the meaning given to that expression by Section 52(8) of the Act;

“Appropriation Date”

in respect of any Scheme Share not being a New Share, the date on which it is appropriated to an Eligible Employee pursuant to Rule 3(f), and in respect of any New Share the date on which it is deemed to have been appropriated pursuant to Rule 5(c);

“Approved Scheme”	a scheme approved by the Revenue Commissioners for the purposes of Chapter IX of Part I of the Act, and the Third Schedule to that Act.

“Auditors”	the Auditors for the time being of the Principal Company or in the event of there being Joint Auditors such one of them as the Principal Company shall select;

“Capital Receipt”	the meaning given to that expression by Section 54 of the Act;

“Corresponding Shares”	the meaning given to that expression by Section 55(3) of the Act;

“Cut-off Date”	1st of December in each year or such other date or dates as the Principal Company shall from time to time, with the approval of the Revenue Commissioners decide;

“Directors”	the board of directors for the time being of the Principal Company or a duly authorised committee appointed by them for the purposes of administering the scheme;

“Eligible Employee”	at any Cut-Off Date any person who

	(i)	(A)	is a full time employee or director of a Participating Company; and

		(B)	is chargeable to tax under Schedule E in respect of that employment; and

		(C)	has been a full-time employee of a Participating Company for a continuous period of one year on the 1st of November immediately preceding the relevant Cut-Off Date; or

(ii)

is any other employee of a Participating Company including a Director who has a contract of employment with such a Participating Company and has been nominated by the Directors for participation in the Scheme;

provided that any such person is not ineligible to become a Participant by virtue of the provisions of Part III of the Third Schedule to the Act.

“Entitlement”

the amount of each Eligible Employees entitlement shall be determined in accordance with the Third Schedule hereto or on such other basis as may, from time to time, be agreed in writing with the Revenue Commissioners provided that

	(i)	an Eligible employee shall only have such entitlement if he is employed by a Participating Company on the relevant

Appropriation Date;

and

(ii) an Eligible Employee who, on the relevant Appropriation Date is ineligible to participate by virtue of Part III of the Third Schedule to the Act shall have no such entitlement;

“Initial Market Value”

means the market value within the meaning of Section 49 of the Capital Gains Act, 1975 of Ordinary Shares to be appropriated on an Appropriation Date or such other date as may, from time to time, be agreed in writing between the Revenue Commissioners and the Trustee pursuant to Section 51(4) of the Act;

“Invitation Period”	such period following the relevant Cut-Off Date as the Directors shall prescribe for the purposes of Rule 2 for the completion and return of contracts being not less than 14 days;

“Locked-in Value”	the meaning given to that expression by Section 53(2) of the Act;

“New Shares”	the meaning given to that expression by Section 55(3) of the Act;

“Ordinary Shares”	Common Stock of or such other shares in the capital of the Principal Company which satisfy the provisions of Part II of the Third Schedule to the Act;

“Principal Company”	Allergan Inc.

“Participant”	any person to whom a Scheme Share was appropriated including where the context requires any person in whom an interest in Scheme Shares or an entitlement thereto is or becomes vested;

“Participating Company”

any one or more of the Principal Company, Allergan Pharmaceuticals (Irl) Ltd., Allergan Ireland (Sales) Ltd., and Subsidiaries of the Principal Company to which for the time being the Scheme is expressed to extend pursuant to paragraph 1(2) of Part I of the Third Schedule to the Finance Act, 1982;

“Period of Retention”	the meaning given to that expression by Section 52(5) of the Act;

“Profit Sharing Period”	any period not exceeding 12 months commencing on a Cut-Off Date and ending on the next following Cut-Off Date.

“Release Date”	the meaning given to that expression by Section 52(7) of the Act;

“Residual Fund”	the meaning given to that expression by Clause 1(a)(iv) of the Trust Deed;

“Rules”	the meaning given to that expression by Clause 1(a)(ii) of the Trust Deed;

“Scheme”	the Scheme constituted by the Trust Deed of which these Rules form part;

“Scheme Share”

any Share of Common Stock or other security of the Principal Company which has been appropriated in accordance with Rule 3(f) or has been deemed to have been appropriated in accordance with Rule 5(c) and is for the time being held by the Trustees on behalf of a Participant;

“Subsidiary”	a Company over which the Principal Company has control, control being construed in accordance with Section 102 of the Corporation Tax Act, 1976;

“Taxable Amount”	(i) on a disposal of Scheme Shares pursuant to a direction given by a Participant under Rule 4(a)(i), the Appropriate Percentage of whichever is the lesser of the Locked-in Value of the Scheme Shares so disposed of or an amount equal to the proceeds of disposal;

(ii) on a transfer of Scheme Shares pursuant to a direction given by a Participant under Rule 4(a)(ii), the appropriate percentage of the Locked-in Value of the Scheme Shares so transferred,

(iii) in the case of a Capital Receipt, the amount chargeable to income tax in accordance with the provisions of Section 54 of the Act;

“Taxes Act”	the Income Tax Act 1967;

“Trust Deed”	the trust deed constituting the Scheme to which these Rules are scheduled together with these Rules and any modification and variations thereto for the time being in force;

“Trustees”	the trustee or trustees for the time being of the Scheme;

“Year of Assessment”	the meaning given to that expression by Section I of the Taxes Act;

(b)	words importing the singular shall include the plural and vice versa and words importing the masculine shall include the feminine;

(c)

any reference to any statute (or a particular Chapter, Part or Section thereof) shall mean and include any statutory modification or re-enactment thereof for the time being in force and any regulations made thereunder.

2.	Conditions of Participation

Each Eligible Employee shall, on each occasion on which the Directors intend to operate the Scheme, be offered participation in the Scheme as soon as is practicable after the relevant Cut-Off Date provided that on such Cut-Off Date such Eligible Employee is an employee of a Participating Company. If he shall accept such offer he shall be required to complete a form of acceptance and contract of participation in the form set out in the Second Schedule to the Trust Deed (or such Schedule as amended from time to time with the concurrence of the Trustees and the prior written approval of the Revenue Commissioners) (the “contract”) which will confirm that he wishes to participate in respect of the relevant Appropriation Date. The contract shall be addressed to the Directors and the Trustees not later than the expiry of the Invitation Period. An Eligible Employee shall not be entitled to an Appropriation of Scheme Shares unless he has completed a contract in respect of the relevant Appropriation Date.

The signed contract: shall bind such person in contract with the Principal Company and the Trustees in accordance with its terms in consideration of any subsequent appropriation to him of Ordinary Shares.

3.	Allocation, Acquisition of Shares and Appropriation

(a)	As soon as practicable following the Cut-Off Dates in each year in which the Directors intend to operate the Scheme the Directors shall determine the amount (if any) of the Entitlements.

(b)

Each Participating Company shall as soon as practicable after the expiry of the Invitation Period to which the Entitlements relate pay to the Trustees the appropriate aggregate amounts due following the completion and return of contracts in accordance with Rule 2 by Eligible Employees employed by it (who have not to the knowledge of the Trustees terminated or breached the same) less any amount of the Residual Fund which the Directors shall have directed the Trustees to apply in the acquisition of Ordinary Shares for appropriation to such Eligible Employees and any Ordinary Shares forming part of the Residual Fund which the Directors shall have directed the Trustees to appropriate to such Eligible Employees.

(c)

As soon as reasonably practicable after the receipt from the Participating Companies of the amounts referred to in paragraph (b) of this Rule the Trustees will apply the aggregate of such amounts together with any amount of the Residual Fund directed by the Directors to be so applied in accordance with paragraph (b) of this Rule in the acquisition of Ordinary Shares for appropriation and allocation of Ordinary Shares for appropriation to each such Eligible Employee in accordance with the provisions of this Rule on the basis that the aggregate Initial Market Value of the Ordinary Shares appropriated to him is as nearly as possible pro rata to the amount of his Entitlement that has been paid to the Trustees. Provided that in the case of any Eligible Employee a total of the Entitlements in any Year of Assessment shall not excess the amount for the time being specified as being the limit an individual appropriates for the purposes of paragraph 1(4) of the Third Schedule to the Act.

(d)

Where the Trustees are unable to acquire sufficient Ordinary Shares by the purchase or subscription of Ordinary Shares as directed by the Directors to satisfy in full appropriations pursuant to Rule 3 (c) the Trustees shall reduce the appropriations pro-rata.

(e)

If the basis on which the Ordinary Shares are appropriated would otherwise give rise to the appropriation of a fraction of an Ordinary Share the Trustees shall round such appropriation up or down to the next whole Ordinary Share as they in their absolute discretion think fit. In the event that a portion of the Ordinary Shares acquired by the Trustees carries the right to receive any dividends which have been declared the Trustees shall appropriate those dividends among Eligible Employees in the same proportions as provided in paragraph (c) of this Rule.

(f)	The Trustees shall appropriate the Ordinary Shares so acquired on one day within thirty days of the expiry of the Invitation Period.

(g)

To the extent that the Trustees have not applied the whole of the amount received by them in the acquisition of Ordinary Shares in accordance with paragraph (c) of this Rule within thirty days of the expiry of the Invitation Period they shall pay the balance thereof to the Participating Companies who provided the same.

(h)

The Trustees shall at the discretion of the Directors either sell for the best consideration in money reasonably obtainable at the time any Ordinary Shares which they do not appropriate under this rule and retain the net proceeds of sale or retain such Ordinary Shares as part of the Residual Fund.

(j)

If following the date on which the Trustees are entered on the Company’s register of members but before the Appropriation Date of any Ordinary Shares the Trustees shall become entitled in respect of such shares to either -

(i)	any dividends or other distribution; or

(ii)	any other rights to be allotted securities in the Principal Company (other than an issue of capitalisation shares of the same class as Ordinary Shares then held by the Trustees pending an appropriation which capitalisation shares shall be retained by the Trustees and shall form part of the Ordinary Shares to be appropriated) they shall use their best endeavours to sell those rights for the best consideration in money reasonably obtainable at the time then the Trustees shall retain the same in the Residual Fund.

(k)

No Ordinary Shares shall be appropriated to any Eligible Employee after a date five years prior to the expiry of the period specified in Clause 21 (ii) of the Trust Deed or other such earlier date as the Directors by resolution decide.

(l)	The Directors may determine at any Cut-Off Date that there shall be no Entitlements and may so decide at any subsequent Cut-Off Date.

4.	Conditions of Retention and Disposal

(a)	Scheme Shares shall subject as hereinafter provided in this Rule be held by the Trustees until the date on which the Participant concerned directs the Trustees:-

(i)	to sell Scheme Shares; or

(ii)	to transfer the legal ownership of Scheme Shares to himself;

provided that as soon as may be practical following the Release Date applicable thereto the Trustees will transfer the legal ownership of Scheme Shares to the Participant.

(b)

A Participant shall not be entitled to give any direction under paragraph (a) of this Rule or to assign or charge or otherwise dispose of his beneficial interest in any Scheme Shares before the end of the Period of Retention applicable to such Scheme Shares except in the circumstances mentioned in Sections 52(3) (a), (b) or (c) of the Act.

(c)

Subject to paragraph (b) of this Rule during the Period of Retention, the Trustees shall disregard any direction given in respect of the disposal or transfer of a Participant’s Scheme Shares and shall not be required or bound to act in accordance therewith if to their knowledge such Participant is or would following implementation of such direction be in breach of his obligations in respect of such Scheme Shares under paragraph (b) of this Rule.

5.	Issue or Reorganisation

(a)

In the event of the Principal Company proposing to make a rights issue in respect of any class of its share capital which includes Scheme Shares, the Trustees shall, immediately upon receipt of the offer from the Principal Company, notify each Participant of the following options in respect of the Scheme Shares held by the Trustees on his behalf:-

(i)	to instruct the Trustees to exercise the rights in respect of all his Scheme Shares provided that such instruction is accompanied by payment in cash of the amount necessary to exercise such rights; or

(ii)	to instruct the Trustees to exercise the rights in respect of some only of his Scheme Shares and to dispose of the rights nil paid in respect of the remainder and either

(A)	to pay to the Trustees any amount in excess of the amount of the disposal proceeds necessary to exercise such rights; or

(B)	to instruct the Trustees to pay to him any amount of the disposal proceeds in excess of the amount necessary to exercise such rights; or

(iii)	to instruct the Trustees to dispose of the rights nil paid in respect of all his Scheme Shares and pay the proceeds to the Participant.

The Participant shall instruct the Trustees accordingly within any period of time specified by the Trustees and shall, if appropriate, pay to the Trustees in cash any amounts necessary in order to carry out such instructions. The Trustees shall subject to receipt of the cash as aforesaid carry out the instructions of the Participants within the period of time allowed by the Principal Company, or as the case may be, the Company for exercise of the rights. If a Participant shall fail to give any direction to and shall not otherwise have authorised the Trustees, they shall sell all rights in respect of the Participants Scheme Shares nil paid and pay the proceeds to that Participant.

(b)

In the event of an offer being made or a transaction being proposed in any of the circumstances described in Section 52(3) (a), (b) or (c) of the Act, the Trustees shall forthwith notify each Participant and shall act in accordance with the instructions of the Participant in dealing with his Scheme Shares and in the absence of any such instructions shall take no action.

(c)

Any New Shares allotted to the Trustees pursuant to paragraphs (a) or (b) of this Rule or on a capitalisation issue shall be deemed to have been appropriated to a Participant on the Appropriation Date of the Scheme Shares in respect of which they were allotted.

(d)

In the event that any Participant shall on the Trustees receiving any securities as provided in this Rule be entitled in respect of his Scheme Shares to a fraction of any such security, the Trustees shall use their best efforts to sell such securities as represent the aggregate of the fractions so arising and shall distribute the proceeds of sale (after deducting any expenses of sale and any taxation which may be payable by the Trustees in respect thereof) to the Participants concerned provided that any such entitlement which is less than £1 shall be retained by the Trustees and held as part of the Residual Fund.

6.	Payments and Transfers to Participants

(a)	If any amount falls to be paid to a Participant prior to the

Release Date in respect of his Scheme Shares being:-

(i)	the proceeds of a sale of Scheme Shares pursuant to a direction given by the Participant under Rule 4(a)(i); or

(ii)	a Capital Receipt

the Trustees shall pay such amount to the Participant.

(b)

If a Participant directs the Trustees to transfer the ownership of any Scheme Shares to himself pursuant to Rule 4(a)(ii) before their Release Date, he shall pay to the Trustees, before the transfer takes place, a sum equal to income tax at the standard rate on the Taxable Amount at the time of the direction.

(c)

If, following a company reconstruction as defined in Section 55(1) of the Act, the Trustees are allotted any shares or other securities which are not New Shares they shall forthwith transfer the same to the Participant.

(d)	Any stamp duty involved in any transfer of Scheme Shares or other shares or securities by the Trustees into the name of the Participant concerned shall be payable in the case of

(i)	a transfer as referred to in Rule 4(a); or

(ii)	a transfer following the death of a Participant; or

(iii)	a transfer as referred to in paragraph (c) of this Rule

by the Trustees out of the Residual Fund or in the case of a deficiency out of funds made available for the purpose by the Participant’s Participating Company and, in any other case, shall be payable by the Participant concerned.

7.	Repurchase by Trustees

(a)

At the time a Participant directs the Trustees to dispose of any Scheme shares the Trustees may offer to purchase the beneficial interest in such Scheme Shares from the Participant at the best consideration in money that can reasonably be obtained at the time of the sale and such disposal shall for the purposes of Rule 7 be regarded as a disposal in accordance with Rule 4(a)(i).

(b)

If, at the time of the proposed purchase of Scheme Shares under paragraph (a), the Trustees do not have sufficient funds to purchase such Scheme Shares they may apply to any Participating Company for such funds. If any funds are so provided by a Participating Company they shall reduce pro tanto the liability of the Participating Company making that payment in respect of the payment to be made by that Participating Company pursuant to Rule 3 following the next Invitation Date.

(c)

The Trustees shall hold any Ordinary Shares purchased pursuant to paragraph (a) upon trust for appropriation to Eligible Employees employed by the Participating Company which provided the funds used in the purchase of such Ordinary Shares and, subject thereto, shall hold such Ordinary Shares as part of the Residual Fund.

8.	Payment of Dividends

Any dividends paid by the Principal Company to the Trustees in respect of Scheme Shares shall be forwarded to the Participants on whose behalf the Trustees hold such Scheme Shares together with particulars of the related tax credit.

9.	General Meetings of the Parent Company and Voting Rights

Participants have no right to attend or vote at a General Meeting of the Principal Company. The voting rights in respect of Scheme Shares shall, on a poll, be exercised only in accordance with any directions in writing by the Participants concerned to the Trustees. In the absence of any such direction, the Trustees shall abstain from voting.

10.	Notices

(a)

All notices required to be given to a Participant by the Trustees under the Scheme shall be in writing and shall either be delivered to the Participant at his place of work or be sent by post to the address shown on the records of the Trustees or of the Participating Company by which such Participant is employed.

Any notice or document, sent by post as aforesaid, shall be deemed to have been received on the expiry of 48 hours from the time at which it was posted and to prove such service it shall be sufficient to prove that the envelope containing the notice or document was properly pre-paid, addressed and put into the post.

(b)

Any notice or document delivered or sent by the Trustees in the manner described in paragraph (a) of this Rule shall be deemed for all purposes to have been sufficiently served on the Participant and all persons claiming through or under such Participant and accordingly service in manner aforesaid shall operate to exonerate the Trustees from all or any liability for the non-receipt by a Participant or other person as aforesaid of any such notice or document.

(c)

To be valid any direction to the Trustees in respect of a Participants Scheme Shares must be given in writing by or on behalf of such Participant and shall be effective only when it is received by the Trustees and shall be subject to Rule 4(b).

(d)

A direction once duly given and received as mentioned in paragraph (c) of this Rule and subject to Rule 4(b) shall be carried out by the Trustees as soon as practicable in accordance with its terms unless prior to their acting in respect thereof the Trustees receive written notice from the Participant revoking the direction.

The Trustees shall incur no liability to a Participant if they fail to act upon a direction or revocation which purports to have been duly given as aforesaid but which had not been received by them.

11.	The Auditors

In giving any advice or opinion or in determining any value or making any adjustment or calculation under the Scheme, the Auditors shall be deemed to be acting as experts and not as arbitrators.

THE SECOND SCHEDULE

ALLERGAN IRISH SHARE PARTICIPATION SCHEME

Date

Dear

The enclosed outline gives details of the Allergan Irish Share Participation Scheme (“the Scheme”). As an employee of Allergan Pharmaceuticals (Irl) Ltd./Allergan Irish (Sales) Ltd. you may be entitled to participate in the Scheme. You should read the booklet carefully and decide whether you wish to participate.

Participation in the Scheme

In order to participate in the Scheme you should complete the attached contract of participation indicating your wish to participate.

Yours sincerely
FOR AND ON BEHALF OF

ALLERGAN IRISH SHARE PARTICIPATION SCHEME

FORM OF ACCEPTANCE AND AGREEMENT

    AND CONTRACT OF PARTICIPATION

TO:	The Directors of ALLERGAN INC.,
and
TO:	PENSION AND INVESTMENT CONSULTANTS LIMITED
as Trustees of the
Allergan Irish Share Participation Scheme
FROM:	FIRST NAME(S)
(Mr./Mrs./Miss)

SURNAME	Please print
in
ADDRESS	BLOCK CAPITALS

EMPLOYEE NUMBER

APPLICATION FOR SCHEME SHARES

1.	I wish to accept my Entitlement to shares of

*	IN FULL

*	HALF ONLY

*	NONE

(delete as necessary.)

2.	I have read the outline explaining the rules of the Scheme.

3.	CONTRACT OF PARTICIPATION

In consideration of my participation in the Scheme and of any appropriation to me of Schemes Shares in accordance with the provisions of the Scheme I bind myself in contract with the Principal Company and I agree to be bound by the Rules of the Scheme and in particular:-

(a)	to permit Scheme Shares appropriated to me to be held by the Trustees throughout the applicable Period of Retention;

(b)	not to assign, charge or otherwise dispose of my beneficial interest in the said Scheme Shares during the Period of Retention;

(c)

not to direct the Trustees to dispose of the said Scheme Shares before the applicable Release Date in any other way except as mentioned in paragraph (d) or by sale for the best consideration in money that can reasonably be obtained at the time of the sale; and

(d)

if I direct the Trustees to transfer the ownership of any of the said Scheme Shares into my name before the applicable Release Date, to pay the Trustees, before the transfer takes place, a sum equal to the income tax (if any) then payable at the standard rate on the Appropriate Percentage of the Locked-In Value of the said Shares at the time of the direction as notified to my by the Trustees.

4.

I accept that the dividend tax voucher which I will receive from the Trustees in respect of any of my Scheme Shares will be in full satisfaction of any rights I have to a tax deduction certificate from the Trustees.

5.

I hereby direct the Trustees, in the absence of any further direction from me, in the event of a rights issue to sell all rights in respect of my Scheme shares nil paid and pay the proceeds to me and in the event of any other offer or transaction in respect of my Scheme shares take such action, if any, as will not require me to put the Trustees in funds.

6.	I undertake to notify the Trustees of any change in my address.

Signed:

Date:

THE THIRD SCHEDULE

ALLERGAN IRISH SHARE PARTICIPATION SCHEME

Basis of Calculation of Entitlements

The total amount to be allocated for the purchase of Ordinary Shares under this Scheme in any Profit Sharing Period, which shall depend on the ability of the Company to pay and the decision of the Directors, shall be divided among Eligible Employees as near as practicable in accordance with the following formula:

A.	For Eligible Employees who are operatives, the sum of

2% of base pay and

£104 after	2 years of service with the Company
£208	3
£312	4
£416	5
£520 after	6 to 9 years service with the Company
£624 after	10 years service with the Company

OR

B.	For Eligible Employees who are staff or management

One week’s basic salary or wage in respect of each year of service with the Company multiplied in both cases by the number of regular working days actually worked by the Eligible Employee in the previous calendar year divided by the total number of regular working days in the same period and subject to a maximum in all cases of four weeks base pay.

B.         SPECIMEN OUTLINE AND CORRESPONDENCE

1.           ANNOUNCEMENT

We are pleased to announce the introduction of an Employee Share Participation Scheme with effect from the 1st December, 1989

This Scheme will enable employees to receive shares of Allergan Inc. This is an opportunity to share in the company’s success in a very tax effective manner.

If you wish to take shares, you should complete and return the application form attached to this letter.

Please read the accompanying outline carefully before coming to a decision. Queries should be addressed to the Personnel Manager who will pass them on to the Trustees, Pension & Investment Consultants Limited, for response.

2.         INTRODUCTORY LETTER

ALLERGAN IRISH SHARE PARTICIPATION SCHEME

Date

Dear

The enclosed outline gives details of the Share Participation Scheme (“the Scheme”). As an employee of Allergan Pharmaceuticals (Irl) Ltd./ Allergan Ireland (Sales) Ltd. you may be entitled to participate in the Scheme. You should read the booklet carefully and decide whether you wish to participate.

Participation in the Scheme

In order to participate in the Scheme you should complete the attached contract of participation indicating your wish to participate.

Yours sincerely

FOR AND ON BEHALF OF

3.         OUTLINE

ALLERGAN IRISH SHARE PARTICIPATION SCHEME

BACKGROUND
– – – – – – – – – – – –

WHAT IS THE PURPOSE OF THE SCHEME?

The idea behind a Share Participation Scheme is to enable employees to become shareholders in the business rather than take ordinary cash bonuses which are immediately taxed at your personal rate of income tax.

WHAT ARE THE ADVANTAGES?

There are two main benefits of joining the Share Participation Scheme namely:

(i)	As a shareholder, you share in the success of the business through growth in the value of your shares, although you should be aware that the value of your shares can fall as well as rise;

(ii)	You are not taxed on the value of your shares until you sell or otherwise dispose of them and, even then, you may be assessed at a reduced rate or you may not have to pay any tax at all on the deal.

MEMBERSHIP
– – – – – – – – – – – –

WHO CAN JOIN?

You are eligible for membership of the Scheme if you are a full time employee of Allergan Pharmaceuticals (Irl) Ltd./Allergan Ireland (Sales) Ltd. or another associated company which participates in the Scheme and will have been so employed for a continuous period of one year on the 1st of November preceding the date of allocation of shares.

WHO PAYS FOR THE PLAN?

If the Directors decide, money will be set aside at the end of the financial year to be shared among employees for the purchase of stock under this plan. Your profit share will be determined according to the formula defined in The Third Schedule

WHAT SHARES ARE USED?

The shares which will be allocated to you will be shares in the parent company, Allergan Inc., which is a public company, quoted on the New York Stock Exchange.

HOW DO I BECOME A MEMBER?

You should complete and return the application form at the back of this leaflet, indicating whether you wish to take up all, half, or none of your entitlement and agreeing to the terms of the Scheme.

WHAT HAPPENS THEN?

The shares will be purchased on your behalf, to be held in trust for you until you decide to dispose of them. You will receive a statement from the Trustees indicating the number and value of your shares. While you are a shareholder, you may receive dividends which are subject to Irish Income Tax.

DISPOSAL OF SHARES

– – – – – – – – – – – – –  –

WHEN CAN I SELL MY SHARES?

It is a condition of the Scheme that shares may not be sold, pledged, transferred, or dealt with in any way for at least two years after they have been allocated to you.

WHAT HAPPENS AFTER TWO YEARS?

After two years you may sell your shares, have them transferred into your own name or transfer them to another person, subject to payment of income tax. You may, on the other hand, prefer to leave them in trust for another while.

TAXATION

– – – – – – – –

WHAT INCOME TAX IS PAID?

You may be assessed to tax when you decide to dispose of your shares. The amount on which you will be assessed will depend on how long you have left your shares in trust and will be based on the value of the shares when they were allocated to you rather than their value on the date of disposal (unless this is lower). The amount on which you will be taxed is according to the following scale:

NO. OF YEARS SINCE ALLOCATION	PERCENTAGE OF INITIAL VALUE ON WHICH TAX IS CHARGED

Less than 2 years	Cannot be disposed
2 – 4 years	100%
4 – 5 years	75%
Over 5 years	Nil

The following example illustrates how this works:-

(a)	Shares valued at £500 allocated on 1st January, 1989. Shares sold in January 1993 for £600. Member’s marginal tax rate is 48%.

	TAX TREATMENT OF SHARE SCHEME	TREATMENT OF EQUIVALENT CASH BONUS

Gross entitlements on 1st January 1989	£500	£500

Income Tax 1989	– – –	£240

Gross receipt for sale of Shares in January 1993	£600	– – –

Income Tax 1993 (0.75 x £500 x 48%)	£180	– – –

Net Receipts	£420	£260

(b)	Shares valued at £500 allocated on 1st January, 1989. Shares sold in January 1994 for £600. Member’s marginal tax rate is 48%.

	TAX TREATMENT SHARE SCHEME	TREATMENT OF EQUIVALENT CASH BONUS

Gross entitlements on 1st January 1989	£500	£500

Income Tax 1987	– – –	£240

Gross receipts from sale of shares in January 1994	£650	– – –

Income tax 1994	Nil	– – –

	– – – – – –	– – – – – –

Net Receipts	£650	£260

This illustration does not take account of any Capital Gains Tax liability which may arise on a disposal, mentioned below.

WILL I RECEIVE DIVIDENDS?

Any dividends received in respect of shares which have been allocated to yourself will be forwarded to you net of standard rate of income tax (32% for year beginning 6th April 1989) by the Trustees. You will also be sent a tax voucher by the Trustees certifying that the standard rate of income tax has already been deducted.

Depending on your top rate of tax, you may be liable to pay further tax on dividends and in any event you are obliged to include details of the dividends received on your tax returns.

WHAT HAPPENS IF I DIE?

In the event of the death of a member, his or her shareholding will be sold by the Trustees and the proceeds will be paid to the estate. No income tax is charged, regardless of how long the shares have been held in trust.

WHAT IF I LEAVE THE COMPANY?

If you leave the service through redundancy, disablement or on retirement at age 65, you may dispose of your shares, even within 2 years of allocation. Income tax will be charged on 50% of the initial value of the shares if it has been less than 5 years since they were allocated. Leaving service for any other reason will have no effect whatsoever on your rights or obligations with regard to the shares held by the Trustees under the terms of the Scheme.

ARE THERE ANY OTHER TAXES?

Any profits on the sale of shares may be liable to Capital Gains Tax. The limit at which liability starts is £2,000 for a single person, £4,000 for a married couple in any tax year, less any other capital gains in the same year. Accordingly it is only the very largest disposals which will be liable to Capital Gains Tax.

EXCHANGE CONTROL

– – – – – – – – – – – – –  –

Under Irish Exchange Control Regulations permission from the Central Bank is required each time shares are purchased. This is negotiated by the Trustees and should not present a problem.

When shares are sold the proceeds must be converted to Irish pounds and returned to Ireland.

COMPANY REORGANISATION

– – – – – – – – – – – – –  – – – – – –

Allergan Inc., may, at some time in the future, restructure its shares as occasionally occurs with large corporations.

If this should occur you will be given full details of your rights under the scheme and the consequential tax position.

PLAN STRUCTURE

– – – – – – – – – – – –

WHO ARE THE TRUSTEES?

Pension & Investment Consultants Limited will act as Trustees of the scheme. They will be responsible for the management and administration of the scheme and will look after your interests as a shareholder.

CAN THE SCHEME BE AMENDED OR TERMINATED?

If the scheme is well received by employees the company would hope to keep it in operation for an indefinite period. However, if it proves necessary for legal or commercial reasons in the future, to alter some of the scheme rules or to terminate the scheme, you will be fully informed of all developments.

4.      FORM OF ACCEPTANCE AND AGREEMENT

ALLERGAN IRISH SHARE PARTICIPATION SCHEME

TO:	The Directors of ALLERGAN INC.,
and
TO:	PENSION AND INVESTMENT CONSULTANTS LIMITED
as Trustees of the
Allergan Irish Share Participation Scheme

FROM:	FIRST NAME(S)
(Mr./Mrs./Miss)

SURNAME	Please print

ADDRESS	in BLOCK CAPITALS

EMPLOYEE NUMBER

APPLICATION FOR SCHEME SHARES

1.	I wish to accept my Entitlement to shares of

*	IN FULL
*	HALF ONLY
*	NONE

(delete as necessary.)

2.	I have read the outline explaining the rules of the Scheme.

5.      CONTRACT OF PARTICIPATION

1.

In consideration of my participation in the Scheme and of any appropriation to me of Schemes Shares in accordance with the provisions of the Scheme I bind myself in contract with Allergan Inc. and I agree to be bound by the Rules of the Scheme and in particular:-

(a)	to permit Scheme Shares appropriated to me to be held by the Trustees throughout the applicable Period of Retention;

(b)	not to assign, charge or otherwise dispose of my beneficial interest in the said Scheme Shares during the Period of Retention;

(c)

not to direct the Trustees to dispose of the said Scheme Shares before the applicable Release Date in any other way except as mentioned in paragraph (d) or by sale for the best consideration in money that can reasonably be obtained at the time of the sale; and

(d)

if I direct the Trustees to transfer the ownership of any of the said Scheme Shares into my name before the applicable Release Date, to pay the Trustees, before the transfer takes place, a sum equal to the income tax (if any) then payable at the standard rate on the Appropriate Percentage of the Locked-In Value of the said Shares at the time of the direction as notified to my by the Trustees.

2.

I accept that the dividend tax voucher which I will receive from the Trustees in respect of any of my Scheme Shares will be in full satisfaction of any rights I have to a tax deduction certificate from the Trustees.

3.

I hereby direct the Trustees, in the absence of any further direction from me, in the event of a rights issue to sell all rights in respect of my Scheme shares nil paid and pay the proceeds to me and in the event of any other offer or transaction in respect of my Scheme shares take such action, if any, as will not require me to put the Trustees in funds.

4.	I undertake to notify the Trustees of any change in my address.

Signed:

Date:

6.      ALLOCATION OF SHARES

CONFIDENTIAL

Dear

RE   :        ALLERGAN IRISH SHARE PARTICIPATION SCHEME

We are writing to inform you that as a member of the Allergan Irish Share Participation Scheme you were allocated                  ordinary shares in Allergan Inc.

The purchase price of each share was IR £         ($        ). Your entitlement to shares has been rounded down to the nearest number of whole shares. Any sum representing a fraction of a share will be carried forward and may be available to round up your entitlement on a subsequent issue in which you participate.

You are advised to keep this letter in a safe place as you may need to refer to it in future years.

Yours truly,

FOR & ON BEHALF OF

TRUSTEES OF THE ALLERGAN IRISH SHARE PARTICIPATION SCHEME

7.      LETTER TO CENTRAL BANK

Exchange Control,

Central Bank of Ireland,

Dame Street,

DUBLIN 2.

Dear Sir,

In our capacity as Trustee of the Allergan Irish Share Participation Scheme, we have recently purchased and allocated to individual members of the Scheme, a number of ordinary shares of Allergan Inc. The details of the allocation are set out in the enclosed schedule.

The shares were purchased for $         each on the New York Stock Exchange. We have converted this to IR£         using the exchange rate applicable on the              198  .

The Share Certificates are currently being held in the United States to the order of the Bank of Ireland. I trust the above is in order.

Yours faithfully,

FOR AND ON BEHALF OF

THE TRUSTEES OF THE ALLERGAN IRISH SHARE PARTICIPATION SCHEME

8.      RECONCILIATION OF ACCOUNT

Dear

Acting on your instructions we have made our second purchase of ordinary shares in Allergan Inc. The details are as follows:

Exchange rate on	19	IR£1		=	$

Dollars purchased		IR£		x		= $

Exchange rate on	19	IR£1		=	$

Dollars purchased		IR£		x		= $

Number of shares purchased			@ $			per share

			@ $			per share

Total cost of share purchase		$		(IR£ )

Money not used in purchase of shares		$		(IR£ )

The individual allocations are shown on the enclosed schedules.

The Trustees now hold a total of                  shares which have not been allocated to any individual member. These shares will be held by the Trustees and may be available to round up certain members’ entitlements on a subsequent issue in which they participate.

We have sent a letter to each member detailing the number of shares allocated, the purchase price and the date of allocation.

Expenses Involved in Purchase of Shares:

Stockbrokers (New York) purchase fee	$	(£ )

Bank Charges		£

£

= = = = =

Since the allocation for expenses was £         there is now a credit in the account of £        .

Balance brought forward		IR£

Money Lodged in account		IR£

Less :	Money used in purchase of shares	IR£

	Expenses of purchase	IR£

	Current account fees	IR£

	Charge for holding share certificates	IR£

IR£

= = = = = = = = =

The IR£         not used in the purchase of shares will be carried forward and used at the next allocation.

Yours sincerely,

9.      SALE OF SHARES

RE   :             ALLERGAN IRISH SHARE PARTICIPATION SCHEME

Dear

As a result of your written instructions we have sold                  ordinary shares in Allergan Inc., which had been allocated to yourself on              19

The proceeds of sale amounted to IR£         and a cheque for this amount is enclosed.

The purchase price of the shares was IR£         and since the shares were allocated less than four years ago you will be assessed to income tax on 100% of the purchase price, i.e. 100% of IR£        .

This transaction will be reported to the Revenue Commissioners as a matter of routine. You are required to declare the receipt in your annual tax returns and the liability will be calculated by your local Inspector of Taxes.

Yours truly,

FOR & ON BEHALF OF

TRUSTEES OF THE

ALLERGAN IRISH SHARE PARTICIPATION SCHEME

10.      DIVIDEND PAYMENT

Dear

RE:	DIVIDEND INCOME –
ALLERGAN IRISH SHARE PARTICIPATION SCHEME

As Trustees of the Allergan Irish Share Participation Scheme it is part of our responsibilities to collect dividends on the                  Shares which have been allocated to members. In this capacity we enclose a cheque for                      representing dividends (and accrued interest) for the 19 financial year.

The enclosed income tax voucher is effectively a statement that 35% tax has already been deducted from the dividends (and accrued interest). Depending on the rate at which you pay income tax, you may be liable to more tax on the dividends and interest. You should therefore retain the tax voucher and declare the receipt in your annual tax returns.

Yours truly,

FOR AND ON BEHALF OF THE TRUSTEES

OF THE ALLERGAN IRISH SHARE PARTICIPATION SCHEME